Exhibit 99

NORTHWEST SAVINGS BANK 401(k) PLAN

Financial Statements and Supplemental Schedule

December 31, 2015 and 2014

(With Report of Independent Registered Public Accounting Firm Thereon)

Report of Independent Registered Public Accounting Firm

Plan Administrator and Participants

Northwest Savings Bank 401(k) Plan:

We have audited the accompanying statements of net assets available for benefits of the Northwest Savings Bank 401(k) Plan (the “Plan”) as of December 31, 2015 and 2014, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2015 and 2014, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, in 2015 the Plan adopted new accounting guidance related to investments. Prior year disclosures have been revised to reflect the retrospective application of adopting these changes in accounting. Our opinion is not modified with respect to this matter.

The supplemental information in the accompanying supplemental Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2015 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but include supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (“ERISA”). The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information in the accompanying schedule, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA. In our opinion, the supplemental information in the accompanying schedule is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ Baker Tilly Virchow Krause, LLP

Pittsburgh, Pennsylvania

June 28, 2016

NORTHWEST SAVINGS BANK 401(k) PLAN

Statements of Net Assets Available for Benefits

December 31, 2015 and 2014

	2015	2014
Assets:
Cash and other	$423,658	273,487
Investments at fair value	138,734,529	117,448,382
Dividends receivable	14,400	12,603
Notes receivable from participants	2,539,613	2,197,304
Total assets	141,712,200	119,931,776
Liabilities:
Due to brokers	1,734	1,232
Net assets available for benefits	$141,710,466	119,930,544

See accompanying notes to financial statements.

NORTHWEST SAVINGS BANK 401(k) PLAN

Statements of Changes in Net Assets Available for Benefits

Years Ended December 31, 2015 and 2014

	2015	2014
Additions to net assets attributed to:
Net appreciation/ (depreciation) in fair value of investments	$2,383,979	(2,783,538)
Dividends and interest	2,942,126	5,649,754
Total investment income	5,326,105	2,866,216

Interest income on notes receivable from participants	90,665	90,910

Contributions:
Employer (net of forfeitures)	1,756,327	1,635,114
Participants	5,237,503	4,969,350
Rollovers	1,286,253	613,419
Total contributions	8,280,083	7,217,883
Total additions	13,696,853	10,175,009

Deductions from net assets attributed to:
Benefit payments to participants	7,292,588	6,757,870
Net increase prior to transfers	6,404,265	3,417,139

Transfer from Lorain National Bank Employees' 401(k)	12,510,969	—
Transfer from Bert Insurance Co.	59,804	756,237
Transfer from Evans Capital Management, Inc.	—	1,280,651
Transfer from Northwest Retirement for Subsidiaries	2,327,505	—
Transfer from Northwest Savings Bank ESOP	477,379	778,904
Total transfers	15,375,657	2,815,792

Net increase	21,779,922	6,232,931

Net assets available for benefits:
Beginning of year	119,930,544	113,697,613

End of year	$141,710,466	119,930,544

See accompanying notes to financial statements.

NORTHWEST SAVINGS BANK 401(k) PLAN
Notes to Financial Statements
Years Ended December 31, 2015 and 2014

(1)                                 Description of the Plan

The following description of the Northwest Savings Bank 401(k) Plan (the “Plan”) provides only general information.  Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

(a)         General

The Plan is a defined contribution plan covering all full-time and part-time employees of Northwest Bank (the “Company”) a subsidiary of Northwest Bancshares, Inc. Northwest Bancshares, Inc.,  a Maryland corporation headquartered in Warren, Pennsylvania, is a federal savings and loan holding company. The Northwest Bank Trust Department is the named trustee of the Plan (the “Trustee”) and is responsible for oversight of the Plan. The investment committee determines the appropriateness of the Plan’s investment offerings and monitors investment performance and reports to the Trustee of the Plan. Full-time and part-time employees who are twenty-one or older are eligible to contribute to the Plan on the first day of employment.  The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  Effective January 1, 2008, the Plan was amended to be both an employee stock ownership plan (“ESOP”), with respect to that portion of the Plan that holds common stock of Northwest Bancshares, Inc., and a profit sharing plan with respect to the rest of the Plan. All Northwest Bancshares, Inc. shares held within this plan feature are allocated shares.  Participants are eligible to receive employer matching contributions once they have completed 1,000 hours and one year of service.  A year of service is defined as 12 consecutive months with at least 1,000 hours of service. Effective January 1, 2012, the Plan was amended to include temporary employees who otherwise satisfy the eligibility requirement.

On August 15, 2015, LNB Bancorp, Inc. ("LNB") was merged into Northwest Bancshares, Inc., parent of the Company with Northwest Bancshares, Inc. emerging as the surviving entity. Immediately thereafter, Lorain National Bank ("Lorain"), a wholly-owned subsidiary of LNB, was merged into the Company with the Company emerging as the surviving entity. At that time, employees previously eligible to participate in the Lorain National Bank Employees' 401(k) Plan (the "Lorain Plan") became fully-vested participants in the Plan with prior service counted towards eligibility criteria of the Plan. Effective December 31, 2015, Lorain Plan net assets available for benefits of approximately $12.5 million (including participant loans of approximately $460,000) were transferred into the Plan.

(b)         Contributions

Each year, participants may voluntarily contribute up to the maximum percentage of compensation and dollar amount limits as allowed under Internal Revenue Code (“IRC”) Section 402(g), not to exceed certain annual limitations established by the Internal Revenue Service (“IRS”) ( $18,000 and $17,500 limit in 2015 and 2014, respectively).  Participants of the Plan who are or will be 50 years old by the Plan year-end may elect to defer a catch-up contribution in excess of this limit. The maximum catch-up contribution allowable by the IRS was $6,000 and $5,500 in 2015 and 2014, respectively. Effective April 1, 2015, the Plan was amended to allow participants to designate all or a portion of their deferral contributions as after-tax contributions into a Roth account. Participants may also contribute amounts representing distributions from other qualified retirement plans (rollovers). Participant contributions to the Plan are recorded in the period that payroll deductions are made from the participants. Participants direct the investment of all contributions into various investment options offered by the Plan.  Effective January 1, 2008, all Company contributions are made in cash for the immediate purchase of Northwest Bancshares, Inc. common stock.  Each participant has the ability to immediately diversify this Company contribution portion of their account invested in shares of Northwest Bancshares, Inc. common stock into other investment options available within the Plan. Participants can also elect to have any Company common stock dividends paid out to them in cash or have them automatically reinvested in the Company’s common stock. For the years ended December 31, 2015 and 2014, $226,811 and $627,937 in dividends from Company common stock were paid to participants in cash.

The Company contributes 50% of the first 6% of the base compensation that a participant contributes to the Plan.  Additional amounts may be contributed at the option of the Plan’s Administrative Committee. To be eligible for the discretionary contribution, participants must complete 1,000 hours of service during the Plan year. No discretionary contributions were made for 2015 or 2014.  Contributions are subject to certain limitations.

(c)          Participant Accounts

Each participant’s account is credited with the participant’s contribution, allocations of the Company’s matching and discretionary contributions and Plan earnings.  Allocations are based on participant earnings, account balances or specific participant

NORTHWEST SAVINGS BANK 401(k) PLAN
Notes to Financial Statements
Years Ended December 31, 2015 and 2014

transactions, as defined.  The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

(d)         Vesting

Participants are immediately vested in their contributions plus actual earnings thereon.  Vesting in the Company’s matching and discretionary contributions plus earnings thereon is based on years of continuous service.  The vesting schedule is as follows.

Percentage of
Vesting years	interest vested
Fewer than 2	—%
2	20%
3	40%
4	60%
5	80%
6	100%

(e)          Benefit Payments

Upon termination of service, permanent disability, retirement, or death, a participant may receive a lump sum amount equal to the value of the participant’s vested interest in their account.

Active participants may apply for a hardship withdrawal for the purchase of the participant’s principal residence, to pay tuition or related post-secondary educational expenses, to pay certain medical or funeral expenses, or to prevent eviction from or foreclosure on the participant’s principal residence.  At any time, active participants may elect to withdraw all or a portion of their rollover contributions or contributions transferred from a separate qualified plan.

(f)           Notes Receivable from Participants

Participants are permitted to borrow from their fund accounts a minimum of $1,000 up to a maximum of the lesser of 50% of their vested balance or $50,000. The loans are secured by the balances in the participant’s account and bear interest at a fixed rate of the Northwest Bank published prime rate plus 1% at the time the loan was originated.  All loans are subject to specified repayment terms and must be repaid within a five-year period.  Each participant is granted up to two loans at a time.  At December 31, 2015 and 2014, notes receivable from participants totaled $2,539,613 and $2,197,304, respectively.

(g)          Forfeitures

Forfeited non-vested account balances are used to reduce Company contributions or pay Plan expenses.  As of December 31, 2015 and 2014, the forfeited balances available were not significant.  Forfeitures used to offset Company contributions were $54,190 and $78,488 for the years ended December 31, 2015 and 2014, respectively.  Forfeitures used to offset Plan expenses were $0 for both the years ended December 31, 2015 and 2014.

(h)         Put Options

The Plan’s ESOP provision provides that participants may invest a portion or all of their account in Company stock. The ESOP provision also contains a put option in accordance with the requirements of the IRC, which is a right for any participant who is otherwise entitled to a distribution from the Plan to require Company stock in their ESOP account be repurchased by the Company if it is not readily tradable on an established market. Participants who elect to invest their account balance in Company stock have voting rights commensurate with their shares and participants are fully vested at all times in dividends paid on acquired Company stock. Participants also have the right to diversify stock in their accounts pursuant to the provisions of the Plan document.

NORTHWEST SAVINGS BANK 401(k) PLAN
Notes to Financial Statements
Years Ended December 31, 2015 and 2014

(i)             Voting Rights

Participants are entitled to exercise voting rights attributable to the shares allocated to their account and are notified by the Trustee prior to the time that such rights are to be exercised. The Trustee is not permitted to vote any allocated share for which instructions have not been given.

(2)                                 Summary of Significant Accounting Policies

(a)         General

The accompanying financial statements are prepared on the accrual basis of accounting.

(b)         Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires the plan administrator to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein and disclosure of contingent assets and liabilities.  Actual results could differ from those estimates.

(c)          Investment Valuation and Income Recognition

The Plan’s investments are reported at fair value.  Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Plan’s investment committee determines the Plan’s valuation policies utilizing information provided by the Plan’s investment advisors. See note 4 for a discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis.  Interest income is recorded on the accrual basis.  Dividends are recorded on the ex-dividend date.  The Plan presents, in the statements of changes in net assets available for benefits, the net appreciation/ (depreciation) in fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation/ (depreciation) on investments bought and sold as well as held during the year.

(d)         Distributions to Participants

Distributions to participants are recorded when paid by the Trustee.

(e)          Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.  In the event of Plan termination, participants will become 100% vested in their accounts.

(f)            Notes Receivable

Notes receivable are measured at their unpaid principal balance plus accrued unpaid interest. Principal and interest is paid ratably through bi-weekly payroll deductions. Interest income is recorded on an accrual basis. Delinquent notes receivable are recorded as distributions based upon the terms of the Plan document. No allowance for credit losses has been recorded as of December 31, 2015 and 2014.

(g)         Administrative Expenses

The administrative costs of the Plan are paid by the Company or by balances from forfeited non-vested accounts and, as such, are not reflected as expenses of the Plan. Loan processing fees and certain partial distribution fees are paid by participants of the Plan.  These fees are not significant, and are classified within benefit payments to participants in the accompanying statements of changes in net assets available for benefits.

NORTHWEST SAVINGS BANK 401(k) PLAN
Notes to Financial Statements
Years Ended December 31, 2015 and 2014

(h)         Recent Accounting Pronouncements

In May 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). ASU 2015-07 removes the requirement to include investments in the fair value hierarchy for which fair value is measured using the net asset value practical expedient in Accounting Standards Codification 820. ASU 2015-07 requires retrospective application and is effective for fiscal years beginning after December 15, 2015 with early adoption permitted. Management has elected to early adopt the provisions of this new standard. Accordingly, the standard was retrospectively applied.
In July 2015, the FASB issued ASU No. 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), and Health and Welfare Benefit Plans (Topic 965) - I. Fully Benefit-Responsive Investment Contracts; II. Plan Investment Disclosures, and III. Measurement Date Practical Expedient. Part I requires fully benefit- responsive investment contracts to be measured, presented, and disclosed only at contract value. Part II requires that investments that are measured using fair value (both participant-directed and nonparticipant-directed investments) be grouped only by general type, eliminating the need to disaggregate the investments by nature, characteristics, and risks. Part II also eliminates the disclosure of individual investments that represent 5 percent or more of net assets available for benefits and the disclosure of net appreciation or depreciation for investments by general type, requiring only presentation of net appreciation or depreciation in investments in the aggregate. Additionally, if an investment is measured using the net asset value per share as a practical expedient and that investment is a fund that files a U.S. Department of Labor Form 5500, as a direct filing entity, disclosure of that investment’s strategy is no longer required. Part III of the update is not applicable to the Plan. The amendments in ASU 2015-12 are effective for fiscal years beginning after December 15, 2015, with early application permitted. The amendments within Parts I and II require retrospective application. Management has elected to early adopt the provisions of Parts I and II of this new standard. Accordingly, these provisions were retrospectively applied.

(3)                                 Risk and Uncertainties

The Plan invests in various investment securities.  Investment securities are exposed to various risks such as interest rate, market, and credit risks.  Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

(4)                                 Fair Value Measurements

Financial assets and liabilities recognized or disclosed at fair value on a recurring basis and certain financial assets and liabilities recognized or disclosed at fair value on a non-recurring basis are accounted for using a three-level hierarchy of valuation technique based on whether the inputs to those valuation techniques are observable or unobservable.  This hierarchy gives the highest priority to quoted prices with readily available independent data in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable market inputs (Level 3).  When various inputs for measurement fall within different levels of the fair value hierarchy, the lowest level input that has a significant impact on fair value measurement is used.

Financial assets and liabilities are categorized based upon the following characteristics or inputs to the valuation techniques:

•
Level 1 — Financial assets and liabilities for which inputs are observable and are obtained from reliable quoted prices for identical assets or liabilities in actively traded markets. This is the most reliable fair value measurement and includes, for example, active exchange-traded equity securities.

•
Level 2 — Financial assets and liabilities for which values are based on quoted prices in markets that are not active or for which values are based on similar assets or liabilities that are actively traded.  Level 2 also includes pricing models in which the inputs are corroborated by market data, for example, matrix pricing.

•
Level 3 — Financial assets and liabilities for which values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.  Level 3 inputs include the following:

NORTHWEST SAVINGS BANK 401(k) PLAN
Notes to Financial Statements
Years Ended December 31, 2015 and 2014

•	Quotes from brokers or other external sources that are not considered binding;

•	Quotes from brokers or other external sources where it cannot be determined that market participants would in fact transact for the asset or liability at the quoted price;

•	Quotes and other information from brokers or other external sources where the inputs are not deemed observable.

     The Plan is responsible for the valuation process and as part of this process may use data from outside sources in establishing fair value.  The Plan performs due diligence to understand the inputs used or how the data was calculated or derived.  The Plan corroborates the reasonableness of external inputs in the valuation process.

The following table represents the Plan’s investments measured at fair value on a recurring basis as of December 31, 2015:

	Level 1	Level 2	Level 3	Total
Mutual funds	$74,617,744	—	—	74,617,744
Northwest Bancshares, Inc. common stock	47,260,715	—	—	47,260,715
Total assets in the fair value hierarchy	121,878,459	—	—	121,878,459
Investments measured at net asset value (a)	—	—	—	16,856,070
Total investments	$121,878,459	—	—	138,734,529

The following table represents the Plan’s investments measured at fair value on a recurring basis as of December 31, 2014:

	Level 1	Level 2	Level 3	Total
Mutual funds	$71,385,669	—	—	71,385,669
Northwest Bancshares, Inc. common stock	38,762,044	—	—	38,762,044
Total assets in the fair value hierarchy	110,147,713	—	—	110,147,713
Investments measured at net asset value (a)	—	—	—	7,300,669
Total investments	$110,147,713	—	—	117,448,382
 (a) In accordance with Topic 820, certain investments that were measured at net asset value per share (or its equivalent) have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the line items presented in the statements of net assets available for benefits.

Following is a description of the valuation methodologies used for assets measured at fair value.  There have been no changes in methodologies used at December 31, 2015 and 2014. There were no transfers of investments between Level 1 and Level 2 during the years ended December 31, 2015 and 2014.  The Plan held no Level 3 investments during the years ended December 31, 2015 and 2014.

Mutual funds: Shares of mutual funds are valued at the quoted net asset value (“NAV”) of shares held by the Plan at year end. Mutual funds held by the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily NAV and transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

Common stock: Investments in common stock held are valued at the quoted market price on the last business day of the year.

Investments measured at net asset value: Collective trust funds are valued based upon the units of the collective trust funds held by the Plan at year end times the respective unit value. The collective trust funds are valued at the NAV of units of a

NORTHWEST SAVINGS BANK 401(k) PLAN
Notes to Financial Statements
Years Ended December 31, 2015 and 2014

bank collective trust. The NAV, as provided by the fund manager, is used as a practical expedient to estimate fair value. The NAV is based on the fair value of the underlying investments held by the funds less liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV. Participant transactions (purchases and sales) may occur daily. Were the Plan to initiate a full redemption of a collective trust, the investment adviser reserves the right to temporarily delay withdrawal from the trust in order to ensure that securities liquidations will be carried out in an orderly business fashion. The Plan’s investment in the funds is not subject to any withdrawal restrictions, and distributions may be taken at any time. The Plan has no unfunded commitments relating to the funds at December 31, 2015 or 2014. Within the collective trust fund amount, the Plan held short-term investment funds of $1,587,820 and $0 at December 31, 2015 and 2014, respectively. The objective of the short-term investment funds is to maximize current income while preserving capital and equity.

(5)                                 Investment Concentrations

At December 31, 2015 and 2014, the following investment, which represent ten percent or more of net assets available for benefits, was held by the Plan:

	2015		2014
	Shares	Fair value	Shares	Fair value
Northwest Bancshares, Inc. common stock	3,529,553	47,260,715	3,093,539	38,762,044

(6)                                 Tax Status

A favorable determination letter was received from the IRS on July 18, 2012, stating that the Plan is designed in accordance with Section 401 (a) of the Internal Revenue Code (“IRC”), and the related trust is exempt from tax under Section 501(a) of the IRC.  Accordingly, the accompanying financial statements do not include a provision for federal income taxes.

U.S. GAAP requires plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the organization has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS.  The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.  The plan administrator believes it is no longer subject to income tax examinations for years prior to 2012.

(7)                                 Northwest Savings Bank Employee Stock Ownership Plan

Beginning January 1, 2004, certain qualified participants in the Northwest Savings Bank Employee Stock Ownership Plan (“ESOP”) were eligible to diversify a portion of their Northwest Bancshares, Inc. holdings in the ESOP.  Participants who elect to diversify their portion of their ESOP balance agree to an in-kind transfer of that portion of their ESOP balance to the Plan.  Following the transfer, participants are entitled to reinvest this balance in any of the Plan’s investment options, including Northwest Bancshares, Inc. common stock.   For the years ended December 31, 2015 and 2014, assets of $477,379 and $778,904, respectively, were transferred from the ESOP to the Plan as part of this diversification plan.

(8)                                 Related Party and Party-In-Interest Transactions

Certain plan investments consist of shares of Northwest Bancshares, Inc. common stock and loans to participants which are secured by the balances in the participant accounts.  In addition, all significant expenses of the Plan are paid by Northwest Bank, including payments to Northwest Retirement Services, a related party of Northwest Bank. Northwest Bank is the Plan Sponsor, and Northwest Bancshares, Inc. is the Parent Company of the Plan Sponsor; and therefore, these transactions qualify as party-in-interest transactions that are exempt under ERISA.

During 2015, the Plan purchased 382,645 shares of Company common stock at an aggregate cost of $4,803,803 and sold 283,097 shares of Company common stock for total proceeds of $3,518,296.  During 2015, 38,937 shares were transferred in to the Plan from the Northwest Savings Bank ESOP, 273,464 shares were transferred in to the Plan from the Lorain National Bank Employees' 401(k) plan, and 26,351 were transferred in to the Plan from the Northwest Retirement for Subsidiaries plan. During 2015, 2,286 shares were transferred out of the Plan to participants’ individual brokerage accounts. During 2014, the Plan purchased 844,423 shares of Company common stock at an aggregate cost of $11,560,196 and sold 399,036 shares of Company common stock for total proceeds of $5,248,960.  During 2014, 58,370 shares were transferred in to the Plan from the Northwest Savings

NORTHWEST SAVINGS BANK 401(k) PLAN
Notes to Financial Statements
Years Ended December 31, 2015 and 2014

Bank ESOP and 5,560 shares were transferred out of the Plan to participants’ individual brokerage accounts.  Plan participants received $1,774,819 and $4,672,972 in dividends on Company common stock during 2015 and 2014, respectively.

NORTHWEST SAVINGS BANK 401(k) PLAN
EIN: 23-2790930
Plan Number: 002

Schedule H, Line 4(i) — Schedule of Assets (Held at End of Year)
December 31, 2015

	Identity of issue, borrower, lessor, or	Description of investments including maturity date,		Current
(a)	similar party (b)	rate of interest, collateral, par or maturity value (c)	Cost (d)	value (e)
		Mutual funds:
	Artisan Partners	Artisan International Fund	N/R	$4,173,560
	Cohen Steers	Cohen Steers Realty Shares Income Fund	N/R	329,832
	Credit Suisse Group	Credit Suisse Commodity Return Strategy Fund	N/R	112,767
	Dimensional Fund Advisors	DFA Emerging Markets Core Equity Portfolio	N/R	148,506
	Dimensional Fund Advisors	DFA International Core Equity Fund	N/R	329,461
	Dreyfus Corporation	Dreyfus Midcap Index Fund	N/R	175,972
	Federated Investors, Inc.	Federated Clover Small Value Fund	N/R	81,321
	Federated Investors, Inc.	Federated Government Obligation Fund	N/R	1,111
	Franklin Templeton	Franklin Small Cap Growth II Fund	N/R	2,657,048
	Glenmede Investment Management	Glenmede Small Cap Blend Fund	N/R	283,045
	MFS Investment Management	MFS Emerging Markets Debt Fund	N/R	116,242
	PIMCO Advisors	PIMCO Foreign Bond Fund	N/R	33,596
	PIMCO Advisors	PIMCO High Yield Bond Fund	N/R	128,978
	T. Rowe Price	T. Rowe Price Blue Chip Growth Fund	N/R	12,356,505
	T. Rowe Price	T. Rowe Price Mid-Cap Growth Fund	N/R	6,438,334
	The Vanguard Group	Vanguard 500 Index Fund	N/R	4,360,492
	The Vanguard Group	Vanguard Balanced Index Fund	N/R	4,943,439
	The Vanguard Group	Vanguard Inflation Protected Fund	N/R	470,602
	The Vanguard Group	Vanguard Selected Value Fund	N/R	8,139,264
	The Vanguard Group	Vanguard Target Retirement 2015 Fund	N/R	3,143,992
	The Vanguard Group	Vanguard Target Retirement 2025 Fund	N/R	4,499,197
	The Vanguard Group	Vanguard Target Retirement 2035 Fund	N/R	3,101,575
	The Vanguard Group	Vanguard Target Retirement 2045 Fund	N/R	3,758,585
	The Vanguard Group	Vanguard Target Retirement 2055 Fund	N/R	512,448
	The Vanguard Group	Vanguard Target Retirement Income Fund	N/R	708,186
	The Vanguard Group	Vanguard Total Bond Market Index Fund	N/R	4,527,931
	The Vanguard Group	Vanguard Windsor II Fund	N/R	9,085,755
		Total mutual funds		74,617,744
		Collective trust funds:
	The Vanguard Group	Vanguard Retirement Savings Trust Fund	N/R	8,467,851
	State Street Global Advisors	Short Term Investment Fund	N/R	1,576,788
	State Street Bank and Trust Company	Passive Bond Market Index Non-Lending Series Fund	N/R	274,751
	State Street Bank and Trust Company	Aggressive Strategic Balanced Securities Lending Fund	N/R	235,854
	State Street Bank and Trust Company	Moderate Strategic Balanced Securities Lending Fund	N/R	1,529,240
	State Street Bank and Trust Company	Conservative Strategic Balanced SL Fund	N/R	108,279
	State Street Bank and Trust Company	Daily EAFE Index Non-Lending Series Fund	N/R	427,945
	State Street Bank and Trust Company	U.S. Long Treasury Index Non-Lending Securities Fund	N/R	147,677
	State Street Bank and Trust Company	NASDAQ 100 Non-Lending Class A	N/R	397,957
	State Street Bank and Trust Company	Russell 1000 Growth Index Non-Lending Securities Fund	N/R	452,580
	State Street Bank and Trust Company	S&P Mid-Cap Index Fund	N/R	776,061
	State Street Bank and Trust Company	S&P 500 Index Non-Lending Fund Series A	N/R	560,149
	State Street Bank and Trust Company	Russell 2000 Index Fund Series A	N/R	379,222
	State Street Bank and Trust Company	Russell 1000 Value Index Non-Lending Securities Fund	N/R	375,226
	State Street Bank and Trust Company	Government Short-Term Investment Fund	N/R	11,032
	State Street Bank and Trust Company	Target Retirement Income Non-Lending Series Fund	N/R	138
	State Street Bank and Trust Company	Target Retirement 2015 Non-Lending Series Fund	N/R	7,826

NORTHWEST SAVINGS BANK 401(k) PLAN
EIN: 23-2790930
Plan Number: 002

State Street Bank and Trust Company	Target Retirement 2020 Non-Lending Series Fund	N/R	54,764
State Street Bank and Trust Company	Target Retirement 2025 Non-Lending Series Fund	N/R	24,258
State Street Bank and Trust Company	Target Retirement 2030 Non-Lending Series Fund	N/R	79,889
State Street Bank and Trust Company	Target Retirement 2035 Non-Lending Series Fund	N/R	307,818
State Street Bank and Trust Company	Target Retirement 2040 Non-Lending Series Fund	N/R	31,207
State Street Bank and Trust Company	Target Retirement 2045 Non-Lending Series Fund	N/R	10,420
State Street Bank and Trust Company	Target Retirement 2050 Non-Lending Series Fund	N/R	9,155
State Street Bank and Trust Company	Treasury Inflation Protected Securities Index Fund	N/R	11,352
State Street Bank and Trust Company	REIT Index Non-Lending Class A	N/R	273,795
Reliance Trust Company Stable Value Fund	Reliance Trust Stable Value Series 25053	N/R	324,836
	Total collective trust funds		16,856,070

	Employer securities:
* Northwest Bancshares, Inc.	Northwest Bancshares, Inc. common stock	N/R	47,260,715
* Plan participants	Loans to participants (428 loans outstanding at 4.25% - 6.00% with maturity dates through 2020)	$—	2,539,613
			$141,274,142

N/R — Participant directed investment, cost not required to be reported
* - Parties in interest — as defined by ERISA